Exhibit 77C

Submission of Matters to a Vote of Security Holders

Special meetings of Members of the Company were held on December 27, 2012 and January 22, 2013 at the offices of the Company, 225 High Ridge Road, Stamford, Connecticut 06905. The meetings were held for the following purposes: (1) to approve an Agreement and Plan of Merger on behalf of each of Excelsior Multi-Strategy Hedge Fund of Funds (TI), LLC ("TI Fund"), Excelsior Multi-Strategy Hedge Fund of Funds (TE), LLC ("TE Fund") and Excelsior Multi-Strategy Hedge Fund of Funds (TE 2 Fund), LLC ("TE 2") (each, a "Merger Fund") providing for the merger of that Merger Fund with and into the Company; (2) to approve an Agreement and Plan of Merger on behalf of the Company providing for the merger of each Merger Fund with and into the Company; and (3) to approve on behalf of the Company a new investment advisory agreement between the Company and Bank of America Capital Advisors LLC. The results of the proxy solicitation on the above matters were as follows:

Proposal 1:

Fund	Votes For	Votes Against	Abstentions
TI Fund	119,174.353 Units	4,474.000 Units	76.146 Units
TE Fund	193,514.246 Units	0.000 Units	0.000 Units
TE 2 Fund	2,528.000 Units	0.000 Units	0.000 Units

Proposal 2:

Fund	Votes For	Votes Against	Abstentions
TI Fund	119,174.353 Units	4,474.000 Units	76.146 Units
TE Fund	193,514.246 Units	0.000 Units	0.000 Units
TE 2 Fund	2,528.000 Units	0.000 Units	0.000 Units

Proposal 3:

Fund	Votes For	Votes Against	Abstentions
TI Fund	119,174.353 Units	4,474.000 Units	76.146 Units
TE Fund	193,514.246 Units	0.000 Units	0.000 Units
TE 2 Fund	2,528.000 Units	0.000 Units	0.000 Units